PRESTIGE BRANDS, INC. ANNOUNCES $100 MILLION SENIOR NOTE OFFERING

IRVINGTON, N.Y., Oct 22, 2010 (BUSINESS WIRE) -- Prestige Brands Holdings, Inc. (NYSE: PBH) (the "Company") announced today that its wholly-owned subsidiary Prestige Brands, Inc. ("Prestige Brands") is making a private placement offering of $100 million in aggregate principal amount of new senior notes due 2018 (the "Notes") in a private offering to qualified institutional buyers pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended.

The Company intends to use the proceeds of the Notes together with a new term loan facility under the "accordion" feature of its existing senior secured credit facilities to purchase 100% of the capital stock of Blacksmith Brands Holdings, Inc. and pay associated fees and expenses.  The Company had previously announced the planned acquisition of Blacksmith Brands on September 20, 2010.  The Notes will have the same terms and will be part of the same series as the Prestige Brands’ existing 8.25% senior notes due 2018 issued in March 2010.  The Notes will be fully and unconditionally guaranteed by the Company and its domestic subsidiaries.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes.  Any offers of the Notes will be made only by means of a private offering memorandum.  The Notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

About the Company

Prestige Brands markets and distributes brand name over-the-counter healthcare and household products throughout the United States, Canada and certain international markets.  Key brands include Compound W® wart treatments, Chloraseptic® sore throat relief and allergy treatment products, New Skin® liquid bandage, Clear Eyes® and Murine® eye care products, Little Remedies® pediatric over-the-counter healthcare products, The Doctor’s® NightGuard® dental protector, Comet® and Spic and Span® household cleaners, and other well-known brands.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” generally can be identified by the use of forward-looking terminology such as “assumptions,” “target,” “guidance,” “outlook,” “plans,” “projection,” “may,” “will,” “would,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “continue” (or the negative or other derivatives of each of these terms) or similar terminology. The “forward-looking statements” include, without limitation, statements regarding the Company’s issuance and utilization of the proceeds of the Notes.  These statements are based on management’s estimates and assumptions with respect to future events, which include current capital market conditions as well as the Company’s ability to close on new debt financing on acceptable terms, which estimates are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors.  A discussion of factors that could cause actual results to vary is included in the Company’s Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

SOURCE: Prestige Brands Holdings, Inc.
Contact: Dean Siegal
914-524-6819